Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2021 Results

-   Net income of $22.2 million and diluted earnings per share of $2.11   -

-   23.1% year-over-year revenue growth and 25.4% year-over-year
core net finance receivables growth   -

-   30+ day contractual delinquencies of 4.7% as of September 30, 2021, flat to prior year and 180 basis points below September 30, 2019   -

Greenville, South Carolina – November 2, 2021 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the third quarter ended September 30, 2021.

“We had another fantastic quarter, as our strategic initiatives continued to fuel record growth,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “Our sustained focus on geographic expansion, digital investment, and product and channel development enabled us to reach new consumers and gain market share, driving record sequential portfolio growth of $130.8 million in the quarter. Our portfolio exceeded $1.3 billion at quarter-end, generating record revenue of $111.5 million, up 23% year-over-year. As a result, we posted $22.2 million of net income and very attractive returns of 7.1% ROA and 31.6% ROE.”

“While the successes of our omni-channel model are evident, equally important has been our ability to maintain a superior credit profile as we grow,” added Mr. Beck. “Controlled growth with stable credit has been made possible by our commitment to underwriting to our rigorous pre-pandemic standards and our ongoing investments in our custom scorecards. We have further protected our portfolio with the addition of enhanced verification processes implemented at the outset of the pandemic and the use of alternative data in our risk and response models to adjust for the impact of stimulus and forbearance programs. Across all product lines, FICO scores have increased since early 2020 and our highest-scoring customers make up a larger portion of our overall portfolio.”

“Looking ahead, we remain eager to bring our financial products to millions of new consumers, as we introduce end-to-end digital lending in the next few months and expand to five to seven new states by the end of 2022,” continued Mr. Beck. “We have built a growth company with a focused, omni-channel strategy and proven, consistent execution. At the same time, we have de-risked the business by investing heavily in our custom underwriting models and shifting more than 82% of our portfolio to higher-quality loans at or below 36% APR, enabling us to maintain a stable credit profile as we grow and positioning us to deliver predictable, superior results for our shareholders.”

Third Quarter 2021 Highlights

•

Net income for the third quarter of 2021 was $22.2 million and diluted earnings per share was $2.11, compared to net income of $11.2 million and diluted earnings per share of $1.01 in the prior-year period.

•	Net finance receivables as of September 30, 2021 hit another all-time high at $1.3 billion, a record increase of $254.7 million, or 24.0%, from the prior-year period.

-	Total core small and large loan net finance receivables increased $263.4 million, or 25.4%, compared to the prior-year period.

-

Large loan net finance receivables of $882.5 million increased $226.6 million, or 34.5%, from the prior-year period and represented 67.2% of the total loan portfolio. Small loan net finance receivables were $419.6 million, an increase of 9.6% from the prior-year period.

-	Record loan originations of $420.7 million in the third quarter of 2021, an increase of $108.1 million, or 34.6%, from the prior-year period.

-	Record digitally-sourced originations of $48.1 million in the third quarter of 2021.

•	Total revenue for the third quarter of 2021 was a record $111.5 million, an increase of $20.9 million, or 23.1%, from the prior-year period.

-	Interest and fee income increased $18.0 million, or 22.2%, primarily due to higher average net finance receivables and improved interest and fee yield.

-	Insurance income, net increased $2.6 million, or 37.3%, driven by an increase in premium revenue, partially offset by an increase in expected life and non-file insurance claims.

•

Provision for credit losses for the third quarter of 2021 was $26.1 million, an increase of $4.0 million, or 18.1%, from the prior-year period. The provision for credit losses for the third quarter of 2021 included a release in the allowance for credit losses of $2.0 million related to the expected economic impact of the COVID-19 pandemic and a net $12.7 million incremental build in reserves related to portfolio growth.

-	Allowance for credit losses was $150.1 million as of September 30, 2021, including a $15.5 million allowance for credit losses associated with COVID-19.

•

Annualized net credit losses as a percentage of average net finance receivables for the third quarter of 2021 were 5.0%, the lowest in the company’s history as a public company and a 280 basis point improvement compared to 7.8% in the prior-year period.

•

As of September 30, 2021, 30+ day contractual delinquencies totaled $61.3 million, or 4.7% of net finance receivables, consistent with the prior-year period. The 30+ day contractual delinquency is well below the company’s $150.1 million allowance for credit losses as of September 30, 2021.

•

The company expanded its operations to the state of Utah in the third quarter. In addition, during the third quarter, the company assessed its legacy branch network and determined to close 31 branches in the fourth quarter where clear opportunities existed to consolidate operations into a larger branch in close proximity. This branch optimization is consistent with the company’s omni-channel strategy and builds upon the company’s recent successes in entering new states with a lighter branch footprint, while still providing customers with best-in-class service. The company estimates total expenses of $1.6 million associated with the branch optimization, of which $0.7 million was incurred in the third quarter and $0.9 million is estimated in the fourth quarter. The branch optimization will generate approximately $2.2 million in annual savings, which the company will reinvest in its expansion into new states.

•

General and administrative expenses for the third quarter of 2021 were $47.8 million, an increase of $4.0 million, or 9.1%, from the prior-year period due to ongoing investment in personnel, marketing, and digital capabilities to support the company’s growth strategy. General and administrative expenses for the third quarter of 2021 included $0.7 million of expenses related to branch optimization and a $1.5 million benefit related to the incremental deferrals of digital loan origination costs.

•

The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the third quarter of 2021 was 15.4%, a 160 basis point improvement compared to the prior-year period. The operating expense ratio was inclusive of a 30 basis point impact related to branch optimization and a 50 basis point improvement related to the incremental deferrals of digital loan origination costs.

•

As of September 30, 2021, the company had total unused capacity on its revolving credit facilities of $722 million to fund future growth, subject to the borrowing base, and available liquidity of $194 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities.

•

In the third quarter of 2021, the company increased its stock repurchase program announced in May 2021 from $30 million to $50 million and repurchased 390,112 shares of its common stock at a weighted-average price of $56.32 per share. The company has repurchased 734,541 shares in total under the stock repurchase program at a weighted-average price of $51.69 per share through September 2021.

•

In October 2021, the company closed its seventh asset-backed securitization, a $125 million five-year note issuance with a fixed rate of 3.875%. The securitization allows for the funding of multiple loan products, including small, large, and convenience check loans, digitally sourced originations, and loans with APRs greater than 36%. Following the transaction, the company’s fixed-rate debt as a percentage of total debt increased from 78% to 87%, with a weighted-average coupon of 2.7% and an average revolving duration of nearly 3 years.

Fourth Quarter 2021 Dividend

The company’s Board of Directors has declared a dividend of $0.25 per common share for the fourth quarter of 2021. The dividend will be paid on December 15, 2021 to shareholders of record as of the close of business on November 24, 2021. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of September 30, 2021, the company had net finance receivables of $1.3 billion and debt of $978.8 million ($977.1 million of outstanding debt and $1.7 million of interest payable). The debt consisted of:

•	$131.0 million on the company’s $640 million senior revolving credit facility,
•	$88.3 million on the company’s aggregate $300 million revolving warehouse credit facilities, and
•	$759.5 million through the company’s asset-backed securitizations.

The company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $722 million, or 76.8%, as of September 30, 2021.

As of September 30, 2021, the company also held interest rate caps with an aggregate notional principal amount of $450 million to manage the risk associated with variable rate debt. The interest rate caps are based on the one-month LIBOR and reimburse the company for the difference when the one-month LIBOR exceeds the strike rate. Of the aggregate amount, $350 million of the interest rate caps have strike rates of 25 or 50 basis points and a weighted-average duration of 2.3 years.

The company had a funded debt-to-equity ratio of 3.5 to 1.0 and a stockholders’ equity ratio of 21.1%, each as of September 30, 2021. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 3.6 to 1.0, as of September 30, 2021. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Full Year 2021 Outlook

The company is raising its full year 2021 outlook for net income to between $85 million and $87 million, from its previous outlook of net income between $75 million and $80 million. The outlook assumes that:

•	Current economic conditions remain steady,
•	The full year 2021 net credit loss rate will be less than 7.0%,
•	Net finance receivables will be approximately $1.4 billion at the end of 2021,
•	The company will further build its allowance for credit losses in the fourth quarter due to net finance receivables growth,
•	The allowance for credit losses rate will continue to normalize gradually toward pre-pandemic levels of approximately 10.8% by mid-2022, and
•	General and administrative expenses will increase in the fourth quarter as the company continues to invest in its growth initiatives.

Assuming the economic recovery remains on track, the company believes that credit performance will remain strong into next year and that the company’s 2022 net credit loss rate will be at or below 8.5%.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in more than 340 branch locations in 13 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: risks related to Regional Management’s business, including the COVID-19 pandemic and its impact on Regional Management’s operations and financial condition; managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates, including those associated with CECL accounting; the impact of changes in tax laws, guidance, and interpretations, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law. The COVID-19 pandemic may also magnify many of these risks and uncertainties.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations
Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	3Q 21	3Q 20	$	%	YTD 21	YTD 20	$	%
Revenue
Interest and fee income	$99,355	$81,306	$18,049	22.2%	$275,427	$248,370	$27,057	10.9%
Insurance income, net	9,418	6,861	2,557	37.3%	26,059	20,460	5,599	27.4%
Other income	2,687	2,371	316	13.3%	7,381	7,632	(251)	(3.3)%
Total revenue	111,460	90,538	20,922	23.1%	308,867	276,462	32,405	11.7%

Expenses
Provision for credit losses	26,096	22,089	(4,007)	(18.1)%	58,007	99,110	41,103	41.5%

Personnel	29,299	26,207	(3,092)	(11.8)%	86,520	82,581	(3,939)	(4.8)%
Occupancy	6,027	5,893	(134)	(2.3)%	17,615	16,728	(887)	(5.3)%
Marketing	2,488	3,249	761	23.4%	9,974	6,373	(3,601)	(56.5)%
Other	9,936	8,405	(1,531)	(18.2)%	25,873	25,840	(33)	(0.1)%
Total general and administrative	47,750	43,754	(3,996)	(9.1)%	139,982	131,522	(8,460)	(6.4)%

Interest expense	8,816	9,300	484	5.2%	23,752	28,596	4,844	16.9%
Income before income taxes	28,798	15,395	13,403	87.1%	87,126	17,234	69,892	405.5%
Income taxes	6,577	4,157	(2,420)	(58.2)%	19,217	4,851	(14,366)	(296.1)%
Net income	$22,221	$11,238	$10,983	97.7%	$67,909	$12,383	$55,526	448.4%
Net income per common share:
Basic	$2.25	$1.02	$1.23	120.6%	$6.66	$1.13	$5.53	489.4%
Diluted	$2.11	$1.01	$1.10	108.9%	$6.29	$1.11	$5.18	466.7%
Weighted-average common shares outstanding:
Basic	9,861	10,977	1,116	10.2%	10,199	10,945	746	6.8%
Diluted	10,544	11,092	548	4.9%	10,800	11,117	317	2.9%
Return on average assets (annualized)	7.1%	4.4%			7.8%	1.6%
Return on average equity (annualized)	31.6%	16.9%			32.4%	6.2%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	3Q 21	3Q 20	$	%
Assets
Cash	$8,146	$4,292	$3,854	89.8%
Net finance receivables	1,314,233	1,059,554	254,679	24.0%
Unearned insurance premiums	(44,142)	(30,024)	(14,118)	(47.0)%
Allowance for credit losses	(150,100)	(144,000)	(6,100)	(4.2)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,119,991	885,530	234,461	26.5%
Restricted cash	103,999	58,219	45,780	78.6%
Lease assets	28,891	27,855	1,036	3.7%
Deferred tax assets, net	12,535	22,960	(10,425)	(45.4)%
Property and equipment	12,495	15,054	(2,559)	(17.0)%
Intangible assets	9,184	8,677	507	5.8%
Other assets	18,317	14,972	3,345	22.3%
Total assets	$1,313,558	$1,037,559	$275,999	26.6%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$978,803	$700,139	$278,664	39.8%
Unamortized debt issuance costs	(10,110)	(8,603)	(1,507)	(17.5)%
Net debt	968,693	691,536	277,157	40.1%
Accounts payable and accrued expenses	36,114	43,576	(7,462)	(17.1)%
Lease liabilities	31,285	29,983	1,302	4.3%
Total liabilities	1,036,092	765,095	270,997	35.4%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,177 shares issued and 10,007 shares outstanding at September 30, 2021 and 13,821 shares issued and 11,337 shares outstanding at September 30, 2020)	1,418	1,382	36	2.6%
Additional paid-in capital	106,319	105,866	453	0.4%
Retained earnings	287,825	215,290	72,535	33.7%
Treasury stock (4,170 shares at September 30, 2021 and 2,484 shares at September 30, 2020)	(118,096)	(50,074)	(68,022)	(135.8)%
Total stockholders’ equity	277,466	272,464	5,002	1.8%
Total liabilities and stockholders’ equity	$1,313,558	$1,037,559	$275,999	26.6%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables by Product
	3Q 21	2Q 21	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 20	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$419,602	$380,780	$38,822	10.2%	$382,785	$36,817	9.6%
Large loans	882,514	789,743	92,771	11.7%	655,932	226,582	34.5%
Total core loans	1,302,116	1,170,523	131,593	11.2%	1,038,717	263,399	25.4%
Automobile loans	1,757	2,303	(546)	(23.7)%	4,892	(3,135)	(64.1)%
Retail loans	10,360	10,561	(201)	(1.9)%	15,945	(5,585)	(35.0)%
Total net finance receivables	$1,314,233	$1,183,387	$130,846	11.1%	$1,059,554	$254,679	24.0%
Number of branches at period end	372	368	4	1.1%	368	4	1.1%
Average net finance receivables per branch	$3,533	$3,216	$317	9.9%	$2,879	$654	22.7%

	Averages and Yields
	3Q 21		2Q 21		3Q 20
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$394,888	38.9%	$365,535	38.3%	$377,390	37.7%
Large loans	834,470	28.9%	744,935	28.6%	632,106	28.3%
Automobile loans	2,036	13.4%	2,647	12.7%	5,492	13.5%
Retail loans	10,291	18.8%	11,181	18.2%	17,145	18.9%
Total interest and fee yield	$1,241,685	32.0%	$1,124,298	31.6%	$1,032,133	31.5%
Total revenue yield	$1,241,685	35.9%	$1,124,298	35.5%	$1,032,133	35.1%

	Components of Increase in Interest and Fee Income
	3Q 21 Compared to 3Q 20
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$1,651	$1,116	$52	$2,819
Large loans	14,309	1,033	331	15,673
Automobile loans	(117)	(3)	2	(118)
Retail loans	(323)	(3)	1	(325)
Product mix	987	(862)	(125)	—
Total increase in interest and fee income	$16,507	$1,281	$261	$18,049

	Loans Originated (1) (2)
	3Q 21	2Q 21	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 20	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$173,390	$151,584	$21,806	14.4%	$147,882	$25,508	17.2%
Large loans	245,062	224,484	20,578	9.2%	162,804	82,258	50.5%
Retail loans	2,206	1,659	547	33.0%	1,832	374	20.4%
Total loans originated	$420,658	$377,727	$42,931	11.4%	$312,518	$108,140	34.6%
(1)	Represents the principal balance of loan originations and refinancings.
(2)	The company ceased originating automobile purchase loans in November 2017.

	Other Key Metrics
	3Q 21	2Q 21	3Q 20
Net credit losses	$15,396	$20,749	$20,089
Percentage of average net finance receivables (annualized)	5.0%	7.4%	7.8%
Provision for loan losses (1)	$26,096	$20,549	$22,089
Percentage of average net finance receivables (annualized)	8.4%	7.3%	8.6%
Percentage of total revenue	23.4%	20.6%	24.4%
General and administrative expenses	$47,750	$46,389	$43,754
Percentage of average net finance receivables (annualized)	15.4%	16.5%	17.0%
Percentage of total revenue	42.8%	46.5%	48.3%
Same store results (2):
Net finance receivables at period-end	$1,296,746	$1,175,516	$1,049,327
Net finance receivable growth rate	22.7%	15.4%	(1.5)%
Number of branches in calculation	359	356	347
(1)	Includes COVID-19 pandemic impacts to provision for credit losses of $(2,000), $(6,300), and $(1,500) for 3Q 21, 2Q 21, and 3Q 20, respectively.
(2)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	3Q 21		2Q 21		3Q 20
Allowance for credit losses (1)	$150,100	11.4%	$139,400	11.8%	$144,000	13.6%
Current	1,156,475	88.0%	1,066,124	90.1%	929,778	87.8%
1 to 29 days past due	96,477	7.3%	74,470	6.3%	79,838	7.5%
Delinquent accounts:
30 to 59 days	20,162	1.6%	14,488	1.2%	16,105	1.5%
60 to 89 days	15,075	1.1%	9,614	0.8%	11,014	1.0%
90 to 119 days	11,202	0.9%	6,116	0.5%	8,375	0.8%
120 to 149 days	8,176	0.6%	5,961	0.5%	7,967	0.8%
150 to 179 days	6,666	0.5%	6,614	0.6%	6,477	0.6%
Total contractual delinquency	$61,281	4.7%	$42,793	3.6%	$49,938	4.7%
Total net finance receivables	$1,314,233	100.0%	$1,183,387	100.0%	$1,059,554	100.0%
1 day and over past due	$157,758	12.0%	$117,263	9.9%	$129,776	12.2%

	Contractual Delinquency by Product
	3Q 21		2Q 21		3Q 20
Small loans	$27,928	6.7%	$18,876	5.0%	$22,904	6.0%
Large loans	32,523	3.7%	23,068	2.9%	25,489	3.9%
Automobile loans	143	8.1%	183	7.9%	337	6.9%
Retail loans	687	6.6%	666	6.3%	1,208	7.6%
Total contractual delinquency	$61,281	4.7%	$42,793	3.6%	$49,938	4.7%
(1)	Includes incremental COVID-19 allowance for credit losses of $15,500, $17,500, and $31,900 in 3Q 21, 2Q 21, and 3Q 20, respectively.

	Income Statement Quarterly Trend
	3Q 20	4Q 20	1Q 21	2Q 21	3Q 21	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$81,306	$86,845	$87,279	$88,793	$99,355	$10,562	$18,049
Insurance income, net	6,861	7,889	7,985	8,656	9,418	762	2,557
Other income	2,371	2,710	2,467	2,227	2,687	460	316
Total revenue	90,538	97,444	97,731	99,676	111,460	11,784	20,922
Expenses
Provision for credit losses	22,089	24,700	11,362	20,549	26,096	(5,547)	(4,007)
Personnel	26,207	26,979	28,851	28,370	29,299	(929)	(3,092)
Occupancy	5,893	5,900	6,020	5,568	6,027	(459)	(134)
Marketing	3,249	3,984	2,710	4,776	2,488	2,288	761
Other	8,405	7,931	8,262	7,675	9,936	(2,261)	(1,531)
Total general and administrative	43,754	44,794	45,843	46,389	47,750	(1,361)	(3,996)
Interest expense	9,300	9,256	7,135	7,801	8,816	(1,015)	484
Income before income taxes	15,395	18,694	33,391	24,937	28,798	3,861	13,403
Income taxes	4,157	4,347	7,869	4,771	6,577	(1,806)	(2,420)
Net income	$11,238	$14,347	$25,522	$20,166	$22,221	$2,055	$10,983
Net income per common share:
Basic	$1.02	$1.32	$2.42	$1.98	$2.25	$0.27	$1.23
Diluted	$1.01	$1.28	$2.31	$1.87	$2.11	$0.24	$1.10
Weighted-average shares outstanding:
Basic	10,977	10,882	10,543	10,200	9,861	339	1,116
Diluted	11,092	11,228	11,066	10,797	10,544	253	548
Net interest margin	$81,238	$88,188	$90,596	$91,875	$102,644	$10,769	$21,406
Net credit margin	$59,149	$63,488	$79,234	$71,326	$76,548	$5,222	$17,399

	Balance Sheet Quarterly Trend
	3Q 20	4Q 20	1Q 21	2Q 21	3Q 21	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,037,559	$1,103,856	$1,098,295	$1,191,305	$1,313,558	$122,253	$275,999
Net finance receivables	$1,059,554	$1,136,259	$1,105,603	$1,183,387	$1,314,233	$130,846	$254,679
Allowance for credit losses	$144,000	$150,000	$139,600	$139,400	$150,100	$10,700	$6,100
Debt	$700,139	$768,909	$752,200	$853,067	$978,803	$125,736	$278,664

	Other Key Metrics Quarterly Trend
	3Q 20	4Q 20	1Q 21	2Q 21	3Q 21	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	31.5%	31.9%	31.1%	31.6%	32.0%	0.4%	0.5%
Efficiency ratio (1)	48.3%	46.0%	46.9%	46.5%	42.8%	(3.7)%	(5.5)%
Operating expense ratio (2)	17.0%	16.4%	16.3%	16.5%	15.4%	(1.1)%	(1.6)%
30+ contractual delinquency	4.7%	5.3%	4.3%	3.6%	4.7%	1.1%	—
Net credit loss ratio (3)	7.8%	6.9%	7.7%	7.4%	5.0%	(2.4)%	(2.8)%
Book value per share	$24.03	$24.89	$26.28	$26.93	$27.73	$0.80	$3.70
(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average net finance receivables.
(3)	Annualized net credit losses as a percentage of average net finance receivables.

	Averages and Yields
	YTD 21		YTD 20
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$383,208	38.2%	$413,051	36.9%
Large loans	766,087	28.5%	628,173	27.7%
Automobile loans	2,716	13.0%	6,971	13.9%
Retail loans	11,537	18.2%	20,094	18.2%
Total interest and fee yield	$1,163,548	31.6%	$1,068,289	31.0%
Total revenue yield	$1,163,548	35.4%	$1,068,289	34.5%

	Components of Increase in Interest and Fee Income
	YTD 21 Compared to YTD 20
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$(8,257)	$4,180	$(302)	$(4,379)
Large loans	28,677	3,599	790	33,066
Automobile loans	(445)	(49)	30	(464)
Retail loans	(1,169)	4	(1)	(1,166)
Product mix	3,341	(3,226)	(115)	—
Total increase in interest and fee income	$22,147	$4,508	$402	$27,057

	Loans Originated (1) (2)
	YTD 21	YTD 20	YTD $ Inc (Dec)	YTD % Inc (Dec)
Small loans	$426,715	$351,764	$74,951	21.3%
Large loans	600,871	360,215	240,656	66.8%
Retail loans	5,645	7,312	(1,667)	(22.8)%
Total loans originated	$1,033,231	$719,291	$313,940	43.6%
(1)	Represents the principal balance of loan originations and refinancings.
(2)	The company ceased originating automobile loans in November 2017.

	Other Key Metrics
	YTD 21	YTD 20
Net credit losses	$57,907	$77,410
Percentage of average net finance receivables (annualized)	6.6%	9.7%
Provision for loan losses (1)	$58,007	$99,110
Percentage of average net finance receivables (annualized)	6.6%	12.4%
Percentage of total revenue	18.8%	35.8%
General and administrative expenses (2) (3) (4)	$139,982	$131,522
Percentage of average net finance receivables (annualized)	16.0%	16.4%
Percentage of total revenue	45.3%	47.6%

(1) Includes COVID-19 pandemic impacts to provision for credit losses of $(14,900) and $31,900 for YTD 21 and YTD 20, respectively.

(2) Includes non-operating executive transition costs of $3,066 for YTD 20.

(3) Includes non-operating loan management system outage costs of $720 for YTD 20.

(4) Includes non-operating severance costs of $778 for YTD 20.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	3Q 21
Debt	$978,803
Total stockholders' equity	277,466
Less: Intangible assets	9,184
Tangible equity (non-GAAP)	$268,282
Funded debt-to-equity ratio	3.5	x
Funded debt-to-tangible equity ratio (non-GAAP)	3.6	x